SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 19, 2011

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As reported in Houston American Energy Corp’s (the “Company”) Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, drilling operations on the Company’s first well on block CPO-4 in Colombia, the Tamandua #1 with a projected target depth of 16,300 feet, commenced in July 2011 and was subsequently sidetracked to address drilling issues associated with high pressure and inflows of hydrocarbons into the well bore.

As of December 19, 2011, the Tamandua #1 sidetrack well has been drilled to 13,989 feet which is believed to be within 50 feet of the top of the Mirador Formation, the first of the well’s four primary objective sands. While drilling the secondary objectives in the sidetrack, the C-7 and C-9 formations, we experienced strong hydrocarbon shows and an inflow of gas.  As indicated by the Logging While Drilling (“LWD”) data, the well encountered approximately 200 feet of net resistive sands in the C-7 formation and approximately 140 feet of net resistive sands in the C-9 formation (resistive sands do not necessarily mean pay).  While the results of the well so far are showing the presence of hydrocarbons in the C7 and C9 sands, it is not easy to verify the quality and quantity of hydrocarbons in the formations due to the lack of porosity data (porosity data was not obtained due to well conditions). For the last several weeks we have been trying to condition the hole to run a 7 inch liner from the casing point at 11,642 feet to the bottom of the hole at 13,989 feet. During this time we continually increased the mud weight from approximately 12 pounds to 15+ pounds in an attempt to eliminate the presence of hydrocarbons in the mud and to control the wellbore. The presence of stronger than expected pressure and hydrocarbon flows into the wellbore have necessitated replacing the surface equipment with more substantial blow out preventers and manifolds that can safely withstand the much stronger than originally anticipated pressures. Once the new equipment is in place, the 7 inch liner will be run from the casing point at 11,642 feet to the bottom of the hole at 13,989 feet.

After the liner has been run, the next step will be to drill the well down to the projected total depth of about 16,300 feet. It should be noted that while we are very encouraged by the response of the C-7 and C-9 sands found in this well, the primary objectives still lie ahead of us between 13,989 feet and 16,300 feet. These include the Mirador, Barco, Guadalupe and Une which are significant producers in the Llanos Basin. Despite the information derived from the Tamandua#1 and Tamandua #1 sidetrack, there is no assurance that we will locate hydrocarbons in sufficient quantities to be commercially viable.

Disclosures in this Form 8-K may contain forward-looking statements relating to anticipated or expected events, activities, trends or results. Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of the oil and gas in place, drilling schedules and success rates, the reliability of 2D and 3D data, resource information and other performance results, or the likelihood that the Tamandua #1 well will be successful. These statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that these reserves are proven recoverable as defined by SEC guidelines or that actual drilling results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this Form 8-K speak only as of the date of this Form 8-K, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: December 19, 2011	By:	/s/ James J. Jacobs
James J. Jacobs,
Chief Financial Officer